CONFORMED AS EXECUTED

EXHIBIT 10.14

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

MBIA INC.,

MBIA INSURANCE CORPORATION,

VARIOUS DESIGNATED BORROWERS,

VARIOUS LENDING INSTITUTIONS,

KEYBANK NATIONAL ASSOCIATION,

AS SYNDICATION AGENT,

THE BANK OF NEW YORK,

AS DOCUMENTATION AGENT

AND

BARCLAYS BANK PLC,

AS ADMINISTRATIVE AGENT

AND LEAD ARRANGER

Dated as of August 28, 1998

and

amended and restated as of April 19, 2002

and

further amended and restated as of April 16, 2003

$225,000,000

(i)

Table of Contents (continued)

(ii)

Table of Contents (continued)

ANNEX I	—	Commitments
ANNEX II	—	Lender Addresses
ANNEX III	—	Subsidiaries
ANNEX IV	—	Calculation of Associated Cost Rate for Revolving Loans and Competitive Bid Loans

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Competitive Bid Borrowing
EXHIBIT B-1	—	Form of Revolving Note
EXHIBIT B-2	—	Form of Competitive Bid Note
EXHIBIT C	—	Form of Section 3.04 Certificate
EXHIBIT D	—	Opinion of General Counsel to Borrowers
EXHIBIT E	—	Form of Officers’ Certificate
EXHIBIT F	—	Form of Financial Guaranty Insurance Policy
EXHIBIT G	—	Form of Assignment Agreement
EXHIBIT H	—	Form of Commitment Assumption Agreement
EXHIBIT I	—	Form of DB Assumption Agreement
EXHIBIT J	—	Form of Lender’s Opinions
EXHIBIT K	—	Form of Opinion of Designated Borrower’s Counsel
EXHIBIT L	—	Form of Opinion of Counsel to Corp.

(iii)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 28, 1998 and amended and restated, as of April 19, 2002 and further amended and restated as of April 16, 2003 among MBIA INC. (“Parent”), a Connecticut corporation, MBIA INSURANCE CORPORATION (“Corp.”), a New York stock insurance corporation, one or more Designated Borrowers (as hereinafter defined) from time to time party hereto, the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), BARCLAYS BANK PLC, as Administrative Agent (in such capacity, together with any successor Administrative Agent, the “Administrative Agent”), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, together with any successor Syndication Agent, the “Syndication Agent”) and THE BANK OF NEW YORK, as Documentation Agent (in such capacity, together with any successor Documentation Agent, the “Documentation Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Existing Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of August 28, 1998 and amended and restated as of April 19, 2002 (as the same has been amended, modified or supplemented to, but not including, the Second Restatement Effective Date, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto wish to further amend and restate the Existing Credit Agreement in the form of this Agreement and make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

SECTION 1. Amount and Terms of Credit.

1.01 Commitment. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on and after the Second Restatement Effective Date and prior to the Final Maturity Date, one or more additional loans (the “Revolving Loans” and each a “Revolving Loan”) to one or more of the Borrowers (on a several basis), which Revolving Loans: (i) may be made and maintained in such Approved Currency as is requested by the applicable Borrower (except in the case of Base Rate Loans, which shall only be Dollar-denominated); (ii) may be repaid and reborrowed in accordance with the provisions hereof; (iii) except as hereinafter provided, may, at the option of any Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specified herein, consist of Revolving Loans of the same Type; and (iv) shall not exceed in aggregate Principal Amount, after adding thereto the sum of (I) the aggregate Principal Amount of all other Revolving Loans then outstanding and (II) the aggregate Principal Amount of all Competitive Bid Loans then outstanding, the Total Commitment at such time.

(b) Subject to and upon the terms and conditions set forth herein, (I) on the Second Restatement Effective Date, the Existing Competitive Bid Loans made by each Existing

Lender to any Borrower pursuant to the Existing Credit Agreement and outstanding on the Second Restatement Effective Date (immediately prior to giving effect thereto) shall be continued, and shall remain outstanding, as Borrowings of Loans hereunder to such Borrower and (II) each Lender severally agrees that one or more Borrowers may, at any time and from time to time on and after the Second Restatement Effective Date and prior to the Final Maturity Date, (on a several basis) incur a loan or loans (together with the Existing Competitive Bid Loans continued pursuant to clause (I) above, the “Competitive Bid Loans” and each, a “Competitive Bid Loan”) from one or more Bidder Lenders pursuant to a Competitive Bid Borrowing at any time and from time to time on and after the Second Restatement Effective Date and prior to the date which is the third Business Day preceding the date which is seven days prior to the Final Maturity Date, provided that after giving effect to any Competitive Bid Borrowing and the use of the proceeds thereof, the aggregate outstanding Principal Amount of Competitive Bid Loans, when combined with the then aggregate outstanding Principal Amount of all Revolving Loans, shall not exceed the Total Commitment at such time.

1.02 Minimum Borrowing Amounts, etc. The aggregate Principal Amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than six Borrowings of Eurodollar Loans.

1.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur Revolving Loans, it shall give the Administrative Agent at its Notice Office, (x) prior to 3:00 P.M. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans in Dollars, (y) prior to 11:00 A.M. (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans constituting Alternate Currency Loans and (z) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 P.M. (New York time) on the date of each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the identity of the applicable Borrower, (ii) in the case of Alternate Currency Loans, the Approved Currency for such Loans, (iii) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing (stated in the applicable Approved Currency), (iv) the date of Borrowing (which shall be a Business Day), (v) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans, (vi) if Eurodollar Loans, the Interest Period to be initially applicable thereto and (vii) if DB Loans, the DB Loan Maturity Date to be applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of the portion thereof to be funded by such Lender and of the other matters covered by the Notice of Borrowing.

(b) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by it in good faith to be from an Authorized Officer of such Borrower. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice absent manifest error.

1.04 Competitive Bid Borrowings. (a) Whenever any Borrower desires to incur a Competitive Bid Borrowing (excluding Existing Competitive Bid Loans continued hereunder on the Second Restatement Effective Date), it shall deliver to the Administrative Agent, prior to 11:00 A.M. (New York time) (x) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Spread Borrowing, and (y) at least one Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing which is Dollar-denominated, and at least three Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing which is an Alternate Currency Loan, a written notice substantially in the form of Exhibit A-2 hereto (a “Notice of Competitive Bid Borrowing”), which notice shall specify in each case (i) the identity of the applicable Borrower, (ii) the date (which shall be a Business Day) and the aggregate amount of the proposed Competitive Bid Borrowing, (iii) the maturity date for repayment of each and every Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date may be (A) up to six months after the date of such Competitive Bid Borrowing in the case of a Spread Borrowing and (B) no fewer than seven days and no more than 180 days after the date of such Competitive Bid Borrowing in the case of an Absolute Rate Borrowing, provided that in no event shall the maturity date of any Competitive Bid Borrowing be later than the third Business Day preceding the Final Maturity Date), (iv) the interest payment date or dates relating thereto, (v) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate Borrowing or a Spread Borrowing, (vi) in the case of an Alternate Currency Loan, the Alternate Currency for such Competitive Bid Borrowing, and (vii) any other terms to be applicable to such Competitive Bid Borrowing. The Administrative Agent shall promptly notify each Bidder Lender by telephone or facsimile of each such request for a Competitive Bid Borrowing received by it from a Borrower and of the contents of the related Notice of Competitive Bid Borrowing.

(b) Each Bidder Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bidder Lender in its sole discretion and determined by such Bidder Lender independently of each other Bidder Lender, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower by facsimile), before 9:30 A.M. (New York time) on the date (the “Reply Date”) which is (x) in the case of an Absolute Rate Borrowing which is Dollar-denominated, the date of such proposed Competitive Bid Borrowing and in the case of an Absolute Rate Borrowing which is an Alternate Currency Loan, two Business Days before the date of such Competitive Bid Borrowing and (y) in the case of a Spread Borrowing, three Business Days before the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bidder Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso contained in Section 1.01(b), exceed such Bidder Lender’s Commitment), the rate or rates of interest therefor and such Bidder Lender’s lending office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Bidder Lender shall, in its sole discretion, elect to make any such offer, it shall notify the respective Borrower of such offer before 9:15 A.M. (New York time) on the Reply Date. If any Bidder Lender shall elect not to make such an offer, such Bidder Lender shall so notify the Administrative Agent, before 9:30 A.M. (New York time) on the Reply Date, and such Bidder Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Bidder Lender to give such notice shall not cause such Bidder Lender to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Borrowing.

(c) The applicable Borrower shall, in turn, before 10:30 A.M. (New York time) on the Reply Date, either:

(i) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to such effect (it being understood and agreed that if such Borrower gives no such notice of cancellation and no notice of acceptance pursuant to clause (ii) below, then such Borrower shall be deemed to have canceled such Competitive Bid Borrowing), or

(ii) accept one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (b) above by giving notice (in writing or by telephone confirmed in writing) to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the applicable Borrower by the Administrative Agent on behalf of such Bidder Lender for such Competitive Bid Borrowing pursuant to clause (b) above) to be made by each Bidder Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Bidder Lenders pursuant to clause (b) above by giving the Administrative Agent notice to that effect; provided that the acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered; provided further, however, that if offers are made by two or more Bidder Lenders at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by the applicable Borrower, if such Borrower elects to accept any such offers such Borrower shall accept such offers pro rata from such Bidder Lenders (on the basis of the maximum amounts of such offers) unless any such Bidder Lender’s pro rata share would be less than the minimum amount specified by such Bidder Lender in its offer, in which case such Borrower shall have the right to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (b) above), as such Borrower may elect in its sole discretion.

(d) If the applicable Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is deemed canceled, pursuant to clause (c)(i) above, the Administrative Agent shall give prompt notice thereof to the Bidder Lenders and such Competitive Bid Borrowing shall not be made.

(e) If the applicable Borrower accepts one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (c) (ii) above, the Administrative Agent shall in turn promptly notify (x) each Bidder Lender that has made an offer as described in clause (b) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bidder Lender pursuant to clause (b) above have been accepted by the Borrower and (y) each Bidder Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Bidder Lender as part of such Competitive Bid Borrowing.

1.05 Disbursement of Funds. (a) No later than 12:00 Noon (New York time) (or 3:00 P.M. (New York time) in the case of (x) a Borrowing of Base Rate Loans for which a Notice of Borrowing was given on the date of such Borrowing and (y) a Competitive Bid Borrowing) on the date specified in each Notice of Borrowing or Notice of Competitive Bid Borrowing, each Lender will make available its pro rata share, if any, of such Borrowing requested to be made on such date. All such amounts shall be made available to the Administrative Agent in the relevant Approved Currency or Other Alternate Currency, as the case may be, and immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will promptly make available to the applicable Borrower by depositing to the account designated by such Borrower, which account shall be at an institution in the same city as the respective Payment Office, the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender participating in a Borrowing prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent within three Business Days of receipt of such notice unless previously paid by such Lender. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 1.09, for the respective Loans.

(b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.06 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (ii) if Competitive Bid Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed (each a “Competitive Bid Note” and, collectively, the “Competitive Bid Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding Principal Amount of Loans evidenced thereby. Failure to make any such notation shall not affect a Borrower’s obligations in respect of such Loans.

1.07 Conversions. Each Borrower shall have the option to convert on any Business Day occurring on or after the Second Restatement Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of its Revolving Loans denominated in a single Approved Currency and constituting Base Rate Loans or Eurodollar Loans into a Borrowing or Borrowings of Revolving Loans denominated in such Approved Currency and constituting Eurodollar Loans or Base Rate Loans, respectively, provided that (i) Eurodollar Loans denominated in a currency other than Dollars may not be converted into Base Rate Loans, (ii) no partial conversion shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to a Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iii) Base Rate Loans may not be converted into Eurodollar Loans when a Default or Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.07 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the respective Borrower giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Type of Loans (as to interest option) to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.08 Pro Rata Borrowings, etc. All Revolving Loans incurred pursuant to a Borrowing shall be made by the Lenders pro rata on the basis of their respective Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Loans hereunder, and that each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and regardless of whether such Lender has made any Competitive Bid Loans hereunder.

1.09 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) maturity (whether by acceleration or otherwise) and (ii) conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.07, at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the Applicable Margin, each as in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) maturity (whether by acceleration or otherwise) and (ii) conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.07, 1.10 or 1.11(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant LIBOR for such Interest Period, plus the Applicable Margin, as in effect from time to time.

(c) The unpaid principal amount of each Competitive Bid Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate or rates per annum specified by a Bidder Lender or Bidder Lenders, as the case may be, pursuant to Section 1.04(b) and accepted by the respective Borrower pursuant to Section 1.04(c).

(d) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by the respective Loans immediately prior to the respective payment default and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans, provided that principal in respect of Eurodollar Loans and Competitive Bid Loans shall bear interest from the date same becomes due (whether by acceleration or otherwise) until the end of the Interest Period applicable thereto at a rate per annum equal to 2% plus the rate of interest applicable on the due date therefor. Interest which accrues under this Section 1.09(d) shall be payable on demand.

(e) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and in the case of DB Loans, compounded as described below, and shall be payable (i) in respect of each Base Rate Loan (other than a DB Loan), quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan (other than a DB Loan), on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (iii) in respect of each DB Loan, on the applicable DB Loan Maturity Date, (iv) in respect of each Competitive Bid Loan, at such times as specified in the Notice of Competitive Bid Borrowing relating thereto, and (v) in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of any Base Rate Loan) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Interest on any Existing Competitive Bid Loans which accrued under the Existing Credit Agreement prior to the Second Restatement Effective Date, but which remains unpaid on such date (and which was not required to be paid on or prior to such date in accordance with the terms of the Existing Credit Agreement or this Agreement) shall be payable at the times otherwise provided above (but calculated at the respective rates provided in the Existing Credit Agreement for periods occurring prior to the Second Restatement Effective Date) for the interest involved, without any change on the Second Restatement Effective Date as to the Interest Periods then in effect. Notwithstanding anything to the contrary contained in this Agreement, although interest in respect of each DB Loan shall be payable only on the DB Loan Maturity Date for such DB Loan as provided in clause (iii) of the immediately preceding sentence, interest on each DB Loan shall compound on each date on which interest thereon would have been payable pursuant to clause (i) or (ii) of such sentence if such Loan were not a DB Loan and such compounded interest shall thereafter bear interest hereunder at the same rate per annum as the principal of the DB Loan to which such compounded interest relates.

(f) All computations of interest hereunder shall be made in accordance with Section 11.07(b).

(g) The Administrative Agent, upon determining the interest rate for any Borrowing for any Interest Period, shall promptly notify the applicable Borrower and the Lenders thereof.

1.10 Interest Periods. (a) At the time a Borrower gives a Notice of Borrowing or a Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period or such other period available to all Lenders. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing shall commence on the date of such Borrowing (including, where relevant, the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on (x) the last Business Day of a month, it shall end on the last Business Day of the month in which it is to end and (y) a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period may be elected that would extend beyond the Final Maturity Date;

(v) no Interest Period in respect of a DB Loan may be elected that would extend beyond the DB Loan Maturity Date for such DB Loan;

(vi) no Interest Period may be elected at any time when a Default or an Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election; and

(vii) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.

(b) If upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the Revolving Loans subject to the expiring Interest Period as provided above, such Borrower shall be deemed to have elected, in the case of Eurodollar Loans, to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period, provided that if such Eurodollar Loans are denominated in a currency other than Dollars, then such Eurodollar Loans shall not convert to Base Rate Loans but shall instead be prepaid by the applicable Borrower on the last day of such Interest Period.

1.11 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) or (iv) below, the Administrative Agent or (y) in the case of clause (ii) or (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining any LIBOR for any Interest Period that, by reason of any changes arising after the Original Effective Date affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective LIBOR; or

(ii) at any time, that such Lender shall actually incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans or Competitive Bid Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges on, or determined by reference to, the net income or net profits of such Lender by the jurisdiction in which its principal office or applicable lending office is located) because of (x) any change since the Original Effective Date (or, in the case of any Competitive Bid Loan, since the making of such Competitive Bid Loan) in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding amounts payable pursuant to Section 1.11(c) and those included in determining any Associated Costs Rate) and/or (y) other circumstances occurring since the Original Effective Date affecting the relevant interbank market; or

(iii) at any time since the Original Effective Date, that the making or continuance of any Eurodollar Loans or Competitive Bid Loans has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation or guideline, or has become impracticable as a result of a contingency occurring after the Original Effective Date which materially and adversely affects the relevant interbank market; or

(iv) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Loans denominated in such Alternate Currency;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) or (iv) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the respective Borrower and, except in the case of clause (i) or (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter and for so long as the applicable circumstance continues to exist (w) in the case of clause (i) above, Eurodollar Loans priced in respect of the affected LIBOR (and Competitive Bid Loans constituting a Spread Borrowing priced by reference to such LIBOR) shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion given by a Borrower with respect to such Loans which have not yet been incurred shall be deemed rescinded by the relevant Borrower, (x) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the applicable Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto), (y) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Loans in the affected Alternate Currency shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion given by a Borrower with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by such Borrower.

(b) At any time when any Eurodollar Loan or Competitive Bid Loan is affected by the circumstances described in Section 1.11(a)(ii) or (iii), the applicable Borrower may (and in the case of a Eurodollar Loan or Competitive Bid Loan affected pursuant to Section 1.11(a)(iii), the applicable Borrower shall) either (i) if the affected Eurodollar Loan or Competitive Bid Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the respective Borrower was notified by a Lender pursuant to Section 1.11(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan or Competitive Bid Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, (A) in the case of a Eurodollar Loan denominated in Dollars, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan, and (B) in the case of a Eurodollar Loan denominated in a Primary Alternate Currency and in the case of a Competitive Bid Loan, repay all such Eurodollar Loans or Competitive Bid Loans in full in accordance with the applicable requirements of Section 3.01, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.11(b).

(c) If any Lender shall have determined that after the Original Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the Original Effective Date, or any change after the Original Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency adopted or effective after the Original Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are reasonable. Each Lender, upon so determining that any additional amounts will be payable pursuant to this Section 1.11(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any Borrower’s obligations to pay additional amounts pursuant to this Section 1.11(c) upon the subsequent receipt of such notice.

1.12 Compensation. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund any Eurodollar Loans or Competitive Bid Loans made, or to be made, by it to such Borrower but excluding in any event the loss of anticipated profits) which such Lender may actually sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Competitive Bid Loans does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Competitive Bid Borrowing or a Notice of Conversion, given by such Borrower (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.11(a)); (ii) if any prepayment, repayment or conversion of any such Eurodollar Loans or Competitive Bid Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any such Eurodollar Loans or Competitive Bid Loans is not made on any date specified in a notice of prepayment given by such Borrower; (iv) if such Lender is required pursuant to Section 1.14 to assign any such Eurodollar Loans or Competitive Bid Loans as of a date which is not the last day of an Interest Period applicable thereto; or (v) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans or Competitive Bid Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.11(b).

1.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), 1.11(c) or 3.04 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Commitments affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or materially mitigating the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 1.11 or 3.04.

1.14 Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c) or Section 3.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders, (b) if a Lender becomes a Defaulting Lender, (c) if a Lender becomes a Non-Continuing Lender, (d) if a Lender fails to maintain a long-term debt rating of at least BBB- as determined by Standard & Poor’s Corporation and at least Baa3 as determined by Moody’s Investors Service, Inc., (e) if a Lender fails to deliver the opinion or opinions as required pursuant to Section 11.02 and/or (f) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders, Parent and Corp. shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more Person or Persons, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lenders” and, each a “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which each of the Replacement Lenders shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.01, and (ii) all obligations of the Borrowers under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including without limitation all amounts owing to the Replaced Lender under Section 1.12 as a result of the assignment of its Loans under clause (i) above, shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

1.15 Recommitment; Replacement of Non-Continuing Lender. Parent and Corp. may, prior to (but not less than 60 days nor more than 120 days prior to) the Final Maturity Date then in effect (each such Final Maturity Date, a “Recommitment Deadline”), by written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each

Lender), request that the Final Maturity Date then in effect be extended. Such request shall be accompanied by a certificate of an Authorized Officer of Parent stating that no Default or Event of Default has occurred and is continuing. Each Lender shall respond to such request, as promptly as practicable, by written notice to Parent, Corp. and the Administrative Agent, with the failure of any Lender to respond prior to the Recommitment Deadline being deemed to be a negative response. In the event each Lender shall consent to such request of Parent and Corp., on such Recommitment Deadline, the Final Maturity Date shall be automatically extended to the date occurring 364 days following the Final Maturity Date then in effect. If any Lender shall fail to consent to such recommitment (any such Lender, a “Non-Continuing Lender”), Parent and Corp. shall be entitled at any time prior to the Recommitment Deadline with respect to such request to replace such Lender in accordance with the requirements of Section 1.14, and in the event that the Replacement Lender with respect to each such Non-Continuing Lender shall consent to such recommitment prior to such Recommitment Deadline, such recommitment shall be effective as described in the immediately preceding sentence as if each Lender had originally consented to such request. No Lender shall be obligated to grant any recommitments pursuant to this Section 1.15 and any such recommitment shall be in the sole discretion of each such Lender. The Administrative Agent shall notify Parent, Corp. and each Lender as to the effectiveness of any such recommitment.

1.16 Additional Commitments. At any time and from time to time on and after the Second Restatement Effective Date and prior to the Final Maturity Date, Parent and Corp. may request one or more Lenders or other lending institutions to increase its Commitment (in the case of an existing Lender) or assume a Commitment (in the case of any other lending institution) and, in the sole discretion of each such Lender or other institution, any such Lender or other institution may agree to so commit; provided that (i) no Default or Event of Default then exists, (ii) the increase in the Total Commitment pursuant to any such request shall be in an aggregate amount of at least $9,000,000 and (iii) the aggregate increase in the Total Commitment pursuant to this Section 1.16 shall not exceed $75,000,000. Parent, Corp. and each such Lender or other lending institution (each, an “Assuming Lender”) which agrees to increase its existing, or assume, a Commitment shall execute and deliver to the Administrative Agent a Commitment Assumption Agreement substantially in the form of Exhibit H (with the increase in, or in the case of a new Assuming Lender, assumption of, such Lender’s Commitment to be effective on the Business Day following delivery of such Commitment Assumption Agreement to the Administrative Agent). The Administrative Agent shall promptly notify each Lender as to the occurrence of each Commitment Assumption Date. On each Commitment Assumption Date, (x) Annex I shall be deemed modified to reflect the revised Commitments of the Lenders, (y) Parent and Corp. shall pay to each such Assuming Lender such up front fee (if any) as may have been agreed between Parent, Corp. and such Assuming Lender and (z) the Borrowers will issue new Notes to the Assuming Lenders in conformity with the requirements of Section 1.06. Notwithstanding anything to the contrary contained in this Agreement, in connection with any increase in the Total Commitment pursuant to this Section 1.16, each Borrower shall, in coordination with the Administrative Agent and the Lenders, repay outstanding Revolving Loans of certain Lenders and, if necessary, incur additional Revolving Loans from other Lenders, in each case so that such Lenders participate in each Borrowing of such Revolving Loans pro rata on the basis of their Commitments (after giving effect to any increase thereof). It is hereby agreed that any breakage costs of the type described in Section 1.12 incurred by the Lenders in connection with the repayment of Revolving Loans contemplated by this Section 1.16 shall be for the account of the respective Borrowers.

1.17 Designated Borrowers. Parent or Corp. may from time to time designate one or more Persons as a Designated Borrower (each, a “Designated Borrower” and, collectively, the “Designated Borrowers”), subject to the following terms and conditions:

(a) each such Person shall be a special purpose entity organized under the laws of the United States of America, a state thereof or the District of Columbia;

(b) each such Person shall enter into an appropriately completed DB Assumption Agreement in the form of Exhibit I hereto on or prior to the date of designation;

(c) each such Person shall furnish to each Lender its most recent historic or pro forma financial statements (which financial statements may be summary in nature and unaudited) on or prior to the date of designation;

(d) at the time of such designation, such Person shall not be subject to any bankruptcy or insolvency proceeding of the type referred to in Section 8.01(h) or (i) and shall not be subject to any material litigation;

(e) on or prior to the date of designation, such Person shall execute and deliver to each Lender requesting the same, a Revolving Note and a Competitive Bid Note to evidence the DB Loans incurred by such Person;

(f) on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit E with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent; and

(g) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to each Agent and each of the Lenders and dated the date of designation, from counsel to such Person which opinion shall be substantially in the form of Exhibit K hereto.

1.18 Retroactivity. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.11 or 3.04 is given by any Lender more than 90 days after such Lender obtained knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.11 or 3.04 for any amounts incurred or accruing prior to the 90th day preceding the giving of such notice to the respective Borrower.

SECTION 2. Fees; Commitments.

2.01 Fees. (a) Parent and Corp. jointly and severally agree to pay to the Administrative Agent a facility fee (the “Facility Fee”) for the account of the Lenders pro rata on the basis of their respective Commitments for the period from and including the Second Restatement Effective Date to but excluding the date the Total Commitment has been terminated computed at a rate per annum equal to the Applicable Margin on the Total Commitment as in effect from time to time. Accrued Facility Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, on the Final Maturity Date or upon such earlier date as the Total Commitment shall be terminated and, with respect to any Facility Fee owing to any Lender whose Commitment is terminated pursuant to Section 1.14, on the date on which such Lender’s Commitment is terminated.

(b) Parent and Corp. jointly and severally agree to pay to the Administrative Agent, for the account of the Administrative Agent, when and as due, such fees as have been, or are from time to time, separately agreed upon.

(c) All computations of Fees shall be made in accordance with Section 11.07(b).

2.02 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Office (which notice shall be deemed to be given on a certain day only if given before 12:00 Noon (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), Parent and/or Corp. shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Commitment of each Lender and (y) any partial reduction pursuant to this Section 2.02 shall be in the amount of at least $10,000,000.

2.03 Mandatory Reduction of Commitments. (a) The Total Commitment shall terminate in its entirety on May 31, 2003 unless the Second Restatement Effective Date has occurred on or before such date and in the event of such termination this Agreement shall cease to be of any force or effect and the Existing Credit Agreement (and all commitments to extend credit thereunder in accordance with the terms thereof) shall continue to be effective, as the same may have been, or thereafter be, amended, modified or supplemented from time to time.

(b) The Total Commitment shall terminate in its entirety on the Final Maturity Date.

SECTION 3. Payments.

3.01 Voluntary Prepayments. Each Borrower shall have the right to prepay Revolving Loans made to it in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Revolving Loans, the amount of such prepayment, the currency in which such Revolving Loans are denominated and the specific Borrowing(s) pursuant to which such

Revolving Loans were made, which notice shall be given by such Borrower at least three Business Days prior to the date of such prepayment and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 (or the Dollar Equivalent thereof), provided that no partial prepayment of Revolving Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Revolving Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (iv) prepayments of Eurodollar Loans made pursuant to this Section 3.01 may only be made on the last day of an Interest Period applicable thereto unless concurrently with such prepayment any payments required to be made pursuant to Section 1.12 as a result of such prepayment are made. No Borrower shall have the right under this Section 3.01 to prepay any principal amount of any Competitive Bid Loans.

3.02 Mandatory Prepayments and Repayments. (a) If on any date the sum of the aggregate outstanding Principal Amount of Revolving Loans and Competitive Bid Loans (or, in each case, the Dollar Equivalent thereof) (all the foregoing, collectively, the “Aggregate Loan Outstandings”) exceeds the Total Commitment as then in effect, the Borrowers, jointly and severally, shall repay no later than the next following Business Day the Principal Amount of Revolving Loans (but excluding DB Loans to the extent the respective DB Loan Maturity Date has not occurred) in an aggregate Principal Amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans as set forth above, the remaining Aggregate Loan Outstandings exceed the Total Commitment, the Borrowers, jointly and severally, shall repay on such date the principal of Competitive Bid Loans in an aggregate amount equal to such excess.

(b) On the maturity date specified pursuant to Section 1.04(a) with respect to each Competitive Bid Loan, the applicable Borrower shall repay such Competitive Bid Loan to the applicable Bidder Lender or Bidder Lenders.

(c) On each DB Loan Maturity Date, the respective Designated Borrower shall repay the respective DB Loans in full.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Revolving Loans and Competitive Bid Loans shall be repaid in full on the Final Maturity Date.

(e) With respect to each prepayment of Revolving Loans required by Section 3.02(a) or (b), the applicable Borrower may designate the Types of Revolving Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable to such Borrowing, then all Revolving Loans outstanding pursuant to such Borrowing shall be immediately converted into Base Rate Loans and (ii) each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.12.

3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 12:00 Noon (New York Time) on the date when due and shall be made in immediately available funds at the Payment Office in: (x) Dollars, if such payment is made in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately succeeding clause (y); and (y) the appropriate Alternate Currency, if such payment is made in respect of principal of or interest on Alternate Currency Loans, it being understood that written notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 12:00 Noon (New York Time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension. The Administrative Agent will promptly make available to each Lender its pro rata share (if any) of each payment so received by the Administrative Agent in the funds and currency so received.

3.04 Net Payments. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (or by any political subdivision or taxing authority thereof or therein) with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax levy, impost, duty, fee, assessment or other governmental charge imposed on or measured by the net income or net profits of a Lender (including, without limitation, any franchise tax imposed on or measured by net income or net profits and any branch profits taxes) pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located (or any subdivision or taxing authority thereof or therein)) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other governmental charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other governmental charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the relevant Borrower shall pay the full amount of such Taxes to the relevant taxing authority in accordance with applicable law and shall pay to the relevant Lender such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the relevant Borrower agrees to reimburse each Lender lending to such Borrower, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender (including, without limitation, any franchise tax imposed on or measured by net income or net profits and any branch profits taxes imposed by the United States of America or similar taxes imposed by any political subdivision or taxing authority thereof) pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located (or of any subdivision or taxing authority therein or thereof) and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts, if any, issued by such taxing authority or other evidence reasonably acceptable to the Administrative Agent evidencing such payment by such Borrower (or, if such Borrower has not received such certified copies of tax receipts within such time period, then such Borrower shall furnish such certified copies of tax receipts to the Administrative Agent within 15 days after such Borrower has received such certified copies of tax receipts). Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender. Such indemnification shall be made within 30 days after the date upon which such Lender makes written demand therefor, which demand shall identify the nature and the amount of Taxes for which indemnification is sought and shall include a copy of any written assessment thereof.

(b) In the case of any Borrower that is a United States person (as such term is defined in Section 7701(a)(30) of the Code), each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Second Restatement Effective Date, or in the case of a Lender that assumes an interest or is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14, 1.16 or 11.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assumption, assignment or transfer), on the date of such assumption, assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made by the Borrowers under this Agreement and under any Note or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 3.04 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made by the Borrowers under this Agreement and under any Note. In addition, each such Lender agrees that, from time to time after the Second Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of an income tax treaty) or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments made by the Borrowers under this Agreement and any Note, or, if legally unable to deliver such forms, it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority hereof or therein) from interest, fees or other amounts payable hereunder by such Borrower for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes to the extent that such Lender has not provided to the Borrowers Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to any such Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 3.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) of the first sentence of this Section 3.04(b) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 11.04(b), the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Original Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If a Borrower pays any additional amount under this Section 3.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit. Such amount shall be paid as soon as practicable after receipt or realization by such Lender of such refund, reduction or credit. Nothing in this Section 3.04(c) shall require any Lender to disclose or detail the basis of its calculation of the amount of any refund or reduction of, or credit against, its tax liabilities or any other information to any Borrower or any other Person.

(d) In the case of any Borrower that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), each Lender shall use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish any information as reasonably requested by a Borrower pursuant to any applicable treaty, law or regulation, if the making of such filing or the furnishing of such information would avoid the need for or reduce the amount of any amounts payable by a Borrower under Section 3.04(a) and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender provided, however, that nothing in this Section 3.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

SECTION 4. Conditions Precedent.

4.01 Conditions Precedent to the Second Restatement Effective Date. This Agreement shall become effective on the date (the “Second Restatement Effective Date”) on which each of the following conditions shall be satisfied:

(a) Execution of Agreement; Notes. (i) Each of Parent, Corp., each Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders and the Agents, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender requesting the same, the appropriate Notes executed by Parent and Corp., as applicable, in the amount, maturity and as otherwise provided herein.

(b) Opinion of Counsel. The Administrative Agent shall have received an opinion, addressed to each Agent and each of the Lenders and dated the Second Restatement Effective Date, from Ram D. Wertheim, General Counsel of Parent and Corp., which opinion shall be substantially in the form of Exhibit D hereto.

(c) Corporate Proceedings. (i) The Administrative Agent shall have received from each of Parent and Corp. a certificate, dated the Second Restatement Effective Date, signed by an Authorized Officer thereof in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

(ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates of recent date and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(d) Fees. The Borrowers shall have paid to the Administrative Agent and the Lenders all fees and expenses (including, without limitation, legal fees and expenses) agreed upon by such parties to be paid on or prior to such date.

(e) Existing Credit Agreement. On the Second Restatement Effective Date and concurrently with the initial incurrence of Loans hereunder, (i) all Existing Revolving Loans shall have been repaid in full in cash, together with accrued but unpaid interest thereon, it being understood and agreed, however, that any Existing Lender may net fund any Revolving Loans required to be made by it on the Second Restatement Effective Date by permitting the principal amount of the Existing Revolving Loans made by such Existing Lender to remain outstanding on the Second Restatement Effective Date to satisfy such Existing Lender’s obligation to fund a like principal amount of Revolving Loans to be incurred hereunder by the Borrowers on the Second Restatement Effective Date, and for purposes of this Section 4.01(e) only such outstanding principal amount shall be deemed outstanding as Revolving Loans under this Agreement and such corresponding Existing Revolving Loans shall be deemed to have been so repaid in full, and (ii) there shall have been paid in cash in full all accrued but unpaid Fees under, and as defined in, the Existing Credit Agreement (including, without limitation any Facility Fees) accrued but unpaid prior to but excluding the Second Restatement Effective Date and all other amounts, costs and expenses (including, without limitation, breakage costs, if any, with respect to Eurodollar Loans thereunder) then owing to any of the Existing Lenders and/or the Administrative Agent, as agent under the Existing Credit Agreement, in each case to the satisfaction of the Administrative Agent or the Existing Lenders, as the case may be, regardless of whether or not such amounts would otherwise be due and payable at such time pursuant to the terms of the Existing Credit Agreement and (iii) all outstanding Notes (as defined in the Existing Credit Agreement) issued by Parent or Corp. to the Existing Lenders under the Existing Credit Agreement shall be deemed canceled.

The occurrence of the Second Restatement Effective Date shall constitute a representation and warranty by each Borrower to the Agents and each of the Lenders that all the conditions specified in Section 4.01 exist as of that time. All the Notes, certificates, legal opinions and other documents and papers referred to in this Section 4.01, unless otherwise specified, shall be delivered to the Administrative Agent at the Administrative Agent’s Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Lenders. The Administrative Agent shall give Parent, Corp. and each Lender written notice that the Second Restatement Effective Date has occurred.

4.02 Conditions Precedent to Loans. The obligation of each Lender to make any Loans is subject, at the time of each such Loan, to the satisfaction of the following conditions:

(a) Second Restatement Effective Date. The Second Restatement Effective Date shall have occurred.

(b) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a) with respect to each incurrence of Revolving Loans and a Notice of Competitive Bid Borrowing meeting the requirements of Section 1.04(a) with respect to each incurrence of Competitive Bid Loans.

(c) No Default; Representations and Warranties. At the time of the incurrence of each Loan and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by any Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan.

(d) Financial Guaranty Insurance Policy. In the case of each DB Loan, Corp. shall have issued a financial guaranty insurance policy in the form of Exhibit F attached hereto (as appropriately completed, a “Financial Guaranty Insurance Policy”), in support of the principal of and interest on such DB Loan, and such Financial Guaranty Insurance Policy shall be in full force and effect. In addition, in the case of a DB Loan which is an Alternate Currency Loan, Corp. shall be permitted to Guarantee such DB Loan under the respective Alternate Currency under applicable law.

(e) Opinion of Counsel. In the case of each DB Loan, the Administrative Agent shall have received an opinion, addressed to each Agent and each of the Lenders and dated the date of the incurrence of such DB Loan, from counsel to Corp., which opinion shall be substantially in the form of Exhibit L hereto.

The acceptance of the benefits of each Loan shall constitute a representation and warranty by the respective Borrower to the Agents and each of the Lenders that all of the applicable conditions specified in Section 4.02 exist as of that time.

SECTION 5. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, each of Parent and Corp. makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

5.01 Corporate Existence and Power. Parent and Corp. are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, are duly qualified to transact business in every jurisdiction where, by the nature of their businesses, such qualification is necessary and where the failure to be so qualified, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and have all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on their businesses as now conducted and where the failure to have such governmental licenses, authorizations, consents and approvals could reasonably be expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrowers of this Agreement and the other Credit Documents (i) are within each of the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of each of the Borrowers or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrowers or any of their Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries.

5.03 Binding Effect. This Agreement constitutes a valid and binding agreement of each of the Borrowers enforceable in accordance with its terms, and the other Credit Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Borrowers enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

5.04 Financial Information. (a) The consolidated balance sheet of Parent and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders fairly present, in conformity with GAAP or Statutory Accounting Principles, as applicable consistently applied, the consolidated financial position of Parent and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2002 there has been no event, act, condition or occurrence having a Material Adverse Effect.

5.05 Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrowers threatened, against or affecting the Borrowers or any of their Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrowers to perform their obligations under, this Agreement or any of the other Credit Documents.

5.06 Compliance with ERISA. (a) Parent, Corp. and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither Parent nor Corp. nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

5.07 Taxes. There have been filed on behalf of Parent and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of Parent or any Subsidiary have been paid. The charges, accruals and reserves on the books of each of Parent and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of each of Parent and Corp., adequate. United States income tax returns of Parent and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2002.

5.08 Subsidiaries. Each of Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary and where the failure to be so qualified, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and where the failure to have such governmental licenses, authorizations, consents and approvals could reasonably be expected to have a Material Adverse Effect. Parent has no Subsidiaries except those Subsidiaries listed on Annex III, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

5.09 Not an Investment Company. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.10 Public Utility Holding Company Act. No Borrower nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

5.11 Ownership of Property; Liens. Parent and its Consolidated Subsidiaries have title of their properties sufficient for the conduct of their respective businesses and none of such property is subject to any Lien except as permitted in Section 7.01.

5.12 No Default. No Default or Event of Default has occurred and is continuing.

5.13 Full Disclosure. All information heretofore furnished by the Borrowers to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrowers to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrowers have disclosed to the Lenders in writing any and all facts which could have or cause a Material Adverse Effect.

5.14 Compliance with Laws. Parent and each of its Subsidiaries is in compliance with all applicable laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

5.15 Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of each of Parent and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of each of Parent’s and Corp.’s Wholly-Owned Subsidiaries are owned by Parent or Corp. free and clear of any Lien or adverse claim. At least a majority of the issued shares of Capital Stock of each of Parent’s and Corp.’s other Subsidiaries (other than Wholly-Owned Subsidiaries) is owned by Parent or Corp. free and clear of any Lien or adverse claim.

5.16 Margin Stock. No Borrower nor any of their Subsidiaries are engaged principally, or as one of their important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation U or X.

5.17 Insolvency. After giving effect to the execution and delivery of the Credit Documents and the making of the Loans under this Agreement, no Borrower will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or

Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

5.18 Ranking. The Debt of each Borrower arising under or in connection with this Agreement or any other Credit Document (i) constitutes and shall constitute a senior unsecured obligation of such Borrower, (ii) ranks senior to, or pari passu with, all other existing and future senior unsecured Debt of such Borrower and (iii) ranks senior to any subordinated Debt of such Borrower.

SECTION 6. Affirmative Covenants. The Borrowers hereby covenant and agree that on and as of the Second Restatement Effective Date and thereafter until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:

6.01 Information Covenants. Parent and Corp. will furnish to each Lender:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods in each Fiscal Year of Parent and Corp., consolidated balance sheets of each of Parent and its Subsidiaries and Corp. and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in stockholders’ equity and cash flows of each of Parent and its Subsidiaries and Corp. and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current Fiscal Year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by an Authorized Officer of each of Parent and Corp. as presenting fairly, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

(b) as soon as available and in any event within 120 days after the end of each Fiscal Year of Parent and Corp., consolidated balance sheets of each of Parent and its Subsidiaries and Corp. and its Subsidiaries as at the end of such year and the related consolidated statements of income, operations, changes in stockholders’ equity and cash flows of each of Parent and its Subsidiaries and Corp. and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by Parent, which report shall state that such consolidated financial statements present fairly the consolidated financial position of each of Parent and its Subsidiaries and Corp. and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c) within five Business Days after any Borrower becomes aware of the occurrence of any Default, a certificate of an Authorized Officer of each of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(d) promptly upon the mailing thereof to the security holders of the Borrowers generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrowers shall have filed with the Securities and Exchange Commission or any national securities exchange;

(f) if and when Parent, Corp. or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(g) promptly after any Borrower knows of the commencement thereof, notice, of any litigation, dispute or proceeding involving a claim against any of the Borrowers and/or any Subsidiary for $10,000,000 or more in excess of amounts covered in full by applicable insurance;

(h) from time to time such additional information regarding the financial position or business of the Borrowers and their Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request;

(i) at the request of any Lender, promptly after the filing thereof, a copy of the annual statements for each calendar year and quarterly statements for each calendar quarter as filed with the New York Insurance Department or other then comparable agency of other jurisdictions and the financial statements of Corp. for each calendar year or quarter prepared in accordance with Statutory Accounting Principles accompanied by a report thereon of the independent public accountants of Parent referred to in paragraph (b) above; and

(j) at the request of any Lender, at any time when a DB Loan is outstanding, quarterly and annual summary financial statements of the applicable Designated Borrower as promptly as possible after the end of each fiscal quarter and fiscal year of such Designated Borrower.

6.02 Books, Records and Inspections. The Borrowers will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or Statutory Accounting Principles, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence of an Event of Default and at the Borrowers’ expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrowers agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

6.03 Maintenance of Existence. Each of the Borrowers shall maintain its existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

6.04 Compliance with Laws; Payment of Taxes. The Borrowers will, and will cause each of their Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to the PBGC), except where (i) the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued; and (ii) any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect. The Borrowers will, and will cause each of their Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrowers or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued.

6.05 Insurance. The Borrowers will maintain, and will cause each of their Material Subsidiaries to maintain (either in the name of the Borrowers or in such Material Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

6.06 Maintenance of Property. The Borrowers shall, and shall cause each Material Subsidiary to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 7. Negative Covenants. The Borrowers hereby covenant and agree that on and as of the Second Restatement Effective Date and thereafter until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:

7.01 Liens. Neither Parent nor any of its Consolidated Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens securing any loan to be made under the Credit Agreement among Corp., the banks signatory thereto and Credit Suisse First Boston, New York Branch, originally dated as of December 29, 1989, as amended and restated on October 1, 1997 and as may be amended thereafter from time to time;

(ii) Liens created on certain insurance premiums by a Trust Agreement effective December 31, 1989 between Municipal Bond Investors Assurance Corporation, MBIA Insurance Corp. of Illinois and the trustee thereunder, as amended on February 28, 1995 and as may be amended from time to time thereafter;

(iii) as to Corp., Liens (in addition to Liens permitted under Section 7.01(i), (iv) and (v)) in an aggregate principal amount of up to $10,000,000;

(iv) Liens not securing Debt which are incurred in the ordinary course of business;

(v) Liens securing repurchase agreements constituting a borrowing of funds by Parent or any Subsidiary of Parent in the ordinary course of business for liquidity purposes; and

(vi) Liens securing any Conduit Debt or Insured Debt (or any guaranty made by Corp. of such Conduit Debt or Insured Debt, as the case may be), provided that any such Liens attach only to the underlying assets that are the subject of such Conduit Debt or Insured Debt, as applicable.

7.02 Dissolution. No Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of their own stock, except through corporate reorganization to the extent permitted by Section 7.03.

7.03 Consolidations, Mergers and Sales of Assets. The Borrowers will not consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of their assets to, any other Person, provided that (a) any Borrower (other than any Designated Borrower) may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) one of the Borrowers is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (b) Subsidiaries of the Borrowers may merge with one another.

7.04 Use of Proceeds. No portion of the proceeds of the Loans will be used by the Borrowers or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation.

7.05 Change in Fiscal Year. Neither Parent nor Corp. shall change its Fiscal Year without the consent of the Required Lenders.

7.06 Transactions with Affiliates. Neither Parent nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of Parent or such Subsidiary (which Affiliate is not one of the Borrowers or a Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms.

7.07 Leverage Ratio. Parent and Corp. will not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization at any time to exceed 0.30:1.00.

7.08 Minimum Net Worth. Parent and Corp. will not permit Consolidated Net Worth to be less than $2,500,000,000 at any time.

SECTION 8. Defaults.

8.01 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) any Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay any interest on any Loan within three Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

(b) any Borrower shall fail to observe or perform any covenant contained in Sections 6.01(c), 6.02(ii), 6.03, 6.06, 7.02, 7.03, 7.04 or 7.08; or

(c) any Borrower shall fail to observe or perform any covenant contained in Section 7.01 for five days after the earlier of (i) the first day on which any Borrower has knowledge of such failure or (ii) written notice thereof has been given to any Borrower by the Administrative Agent at the request of any Lender; or

(d) any Borrower shall fail to observe or perform any covenant or agreement contained herein (other than those covered by clause (a), (b) or (c) above, but including, without limitation, any covenant contained in Section 7.07) for 30 days after the earlier of (i) the first day on which any Borrower has knowledge of such failure or (ii) written notice thereof has been given to any Borrower by the Administrative Agent at the request of any Lender; or

(e) any representation, warranty, certification or statement made or deemed made by any Borrower in Section 5 of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(f) Parent or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount equal to or in excess of $10,000,000 (other than the Notes) when due at final stated maturity (after giving effect to any applicable grace period); or

(g) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding in an aggregate amount equal to or in excess of $10,000,000 of Parent or any Subsidiary or the mandatory prepayment or purchase of such Debt by Parent (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof; or

(h) Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to themselves or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of them or any substantial part of their property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against them, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing their inability, to pay their debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall become or be declared by a court of competent jurisdiction to be insolvent; or

(i) an involuntary case or other proceeding shall be commenced against Parent or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to them or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of them or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Parent or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(j) Parent, Corp. or any member of the Controlled Group shall fail to pay when due any material amount which they shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Parent or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(l) a federal tax lien in excess of $10,000,000 shall be filed against Parent or any Subsidiary under Section 6323 of the Code or a lien in excess of $10,000,000 of the PBGC shall be filed against any Parent or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(m) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 40% or more of the outstanding shares of the voting stock of Parent; or (ii) as of any date a majority of the Board of Directors of Parent consists of individuals who were not either (A) directors of Parent as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of Parent of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of Parent of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(n) Parent shall at any time or times and for any reason cease to own (either directly or indirectly through a wholly-owned intermediate Subsidiary) all of the Capital Stock or other ownership interests (except for director’s qualifying shares) of Corp.; or

(o) at any time when any DB Loan is outstanding, the respective Financial Guaranty Insurance Policy or any material provision thereof shall cease to be in full force or effect or Corp. shall deny or disaffirm its obligations under such Financial Guaranty Insurance Policy;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to Parent and Corp. terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to Parent and Corp. declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Credit Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Credit Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that if any Event of Default specified in clause (h) or (i) above occurs with respect to Parent or Corp., without any notice to Parent or Corp. or any other act by the Administrative Agent or the Lenders, the Total Commitment shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Credit Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided, further, that, except in the case of an Event of Default under Section 8.01(o), the principal of and interest on DB Loans shall not become due and payable pursuant to this Section 8.01 prior to their respective DB Loan Maturity Date. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

8.02 Notice of Default. The Administrative Agent shall give notice to the Borrowers of any Default under Sections 8.01(c) or 8.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 9. Definitions.1 As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Absolute Rate” shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

“Absolute Rate Borrowing” shall mean a Competitive Bid Borrowing with respect to which a Borrower has requested that the Bidder Lenders offer to make Competitive Bid Loans at Absolute Rates.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Aggregate Loan Outstandings” shall have the meaning provided in Section 3.02(a).

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“Alternate Currency” shall mean each Primary Alternate Currency and each Other Alternate Currency.

“Alternate Currency Loan” shall mean any Loan denominated in an Alternate Currency.

“Applicable Margin” shall mean, as of any date, with respect to (i) any Eurodollar Loan or Base Rate Loan, a percentage per annum set forth below under the caption “Eurodollar Rate” or “Base Rate” as applicable, determined, in each case, by reference to (x) for Revolving Loans incurred by Parent, the Applicable Public Rating in effect on such date as set forth below under the caption “Parent’s Public Rating S&P/Moody’s” and (y) for Revolving Loans incurred by Corp or a Designated Borrower, the Applicable Public Rating in effect on such date as set forth below under the caption “Corp’s Public Rating S&P/Moody’s” and (ii) any Facility Fee,

[1]	All interest rate definitions (and related definitions) must be conformed to Barclays’ standard.

the Applicable Margin per annum set forth below under the caption “Facility Fee” determined, in each case, by reference to the lower of Parent’s and Corp’s Applicable Public Rating in effect on such date as set forth below under the captions “Parent’s Public Rating S&P/Moody’s” and “Corp’s Public Rating S&P/Moody’s” respectively:

Parent’s Public Rating S&P/Moody’s	Corp’s Public Rating S&P/Moody’s	Eurodollar Rate	Base Rate	Facility Fee
Level 1 AA/Aa2 or above	Level 1 AAA/Aaa	0.18%	0%	0.07%
Level 2 AA-/Aa3	Level 2 AA+/Aa1	0.28%	0%	0.08%
Level 3 A+/ A1	Level 3 AA / Aa2	0.38%	0%	0.09%
Level 4 A / A2	Level 4 AA-/ Aa3	0.48%	0%	0.10%
Level 5 A-/A3	Level 5 A+ /A1	0.88%	0%	0.15%
Level 6 BBB+/Baa1	Level 6 A / A2	0.98%	0%	0.16%
Level 7 BBB/Baa2 or lower	Level 7 A-/A3 or lower	1.08%	0%	0.17%

provided that, (A) notwithstanding anything to the contrary set forth in the grid above (and notwithstanding the Applicable Public Rating at the time), upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall be the rate described above in Level 7; (B) for purposes of the foregoing, in the event of a split in the Applicable Public Rating from Moody’s and S&P, the applicable level shall be (1) the lower of such ratings in the event such ratings are one level apart, (2) midpoint (if any) of such levels in the event such ratings are two or more levels apart and (3) the lower of the two intermediate ratings in the event there is no midpoint rating; (C) if at any time Parent or Corp., as the case may be, does not have an Applicable Public Rating with either Moody’s or S&P (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Margin as set forth in Level 7 will apply; (D) if at any time either Moody’s or S&P shall not have in effect an Applicable Public Rating, the Applicable Margin shall be determined solely by the Applicable Public Rating established by the rating agency that does have an Applicable Public Rating then in effect; and (E) if at any time the Applicable Public Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of providing the Applicable Public Rating, Parent (on its own behalf and/or on behalf of Corp.) and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Public Rating” shall mean, as of any date, the highest rating that has been most recently announced by S&P and Moody’s (i) in respect of Parent, for its long-term senior unsecured debt and (ii) in respect of Corp., for its insurer claims paying ability.

“Approved Currency” shall mean each of Dollars and each Primary Alternate Currency.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit G (appropriately completed).

“Associated Cost Rate” shall mean, for any Revolving Loan or Competitive Bid Loan (constituting a Eurodollar Loan), in each case, denominated in Pounds Sterling or Euros, the rate per annum calculated in accordance with Annex IV.

“Assuming Lender” shall have the meaning provided in Section 1.16.

“Authorized Officer” shall mean any senior officer of any Borrower designated as such in writing to the Administrative Agent by such Borrower.

“Barclays” shall mean Barclays Bank plc.

“Base Rate” shall mean, at any time, the higher of (i) the rate which is  1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Revolving Loan denominated in Dollars designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereof (as applicable).

“Bidder Lender” shall mean each Lender that has notified in writing (and has not withdrawn such notice) the Administrative Agent that it desires to participate generally in the bidding arrangements relating to Competitive Bid Borrowings.

“Borrowers” shall mean Parent, Corp. and each Designated Borrower, if any.

“Borrowing” shall mean (i) the incurrence by a single Borrower of Revolving Loans denominated in Dollars that are Base Rate Loans on a pro rata basis from all Lenders; (ii) the incurrence by a single Borrower of Revolving Loans of a single Approved Currency that are Eurodollar Loans on a pro rata basis from all Lenders, on a given date (or resulting from conversions on a given date), having the same Interest Period; and (iii) a Competitive Bid Borrowing, provided that (x) Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of any related Borrowing of Eurodollar Loans and (y) each Borrowing applicable to each of the Existing Competitive Bid Loans outstanding on the Restatement Effective Date shall continue to be applicable thereto as if the Existing Credit Agreement had not been amended and restated as herein provided (although such Existing Competitive Bid Loans, shall constitute Competitive Bid Loans, as provided for in this Agreement).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans and Competitive Bid Loans (made pursuant to a Spread Borrowing), any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank Eurodollar market, (iii) with respect to any notices or determinations in respect of Euros, which is customarily a “Business Day” for such notices or determinations and (iv) with respect to any notices or determinations in respect of Japanese Yen, which is customarily a “Business Day” for such notices or determinations.

“Capital Stock” means any nonredeemable capital stock of Parent or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrowers), whether common or preferred.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Second Restatement Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean, with respect to each Lender, at any time, the amount set forth opposite such Lender’s name on Annex I, as the same may be increased pursuant to Section 1.16 and/or reduced pursuant to Sections 2.02, 2.03 or 8.01.

“Commitment Assumption Agreement” shall mean each Commitment Assumption Agreement in the form of Exhibit H attached hereto executed in accordance with Section 1.16.

“Commitment Assumption Date” shall mean the Business Day following the date on which each Commitment Assumption Agreement is delivered to the Administrative Agent pursuant to Section 1.16.

“Competitive Bid Borrowing” shall mean a Borrowing by a single Borrower of Competitive Bid Loans pursuant to Section 1.04.

“Competitive Bid Loan” shall have the meaning specified in Section 1.01(b).

“Competitive Bid Note” shall have the meaning provided in Section 1.06(a).

“Conduit Debt” shall mean any debt of a special purpose entity that is consolidated on Parent’s financial statements in accordance with GAAP, provided that (i) the proceeds of such debt are used by such special purpose entity to make loans to, or to purchase assets from, any Person that is not an Affiliate of Parent, in the ordinary course of business and (ii) such debt and/or payment with respect to accounts receivable and other assets underlying such debt are guaranteed by Corp., in the ordinary course of business.

“Consolidated Net Worth” shall mean the Net Worth of Parent and its Subsidiaries determined on a consolidated basis.

“Consolidated Subsidiary” shall mean at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Parent in its consolidated financial statements as of such date.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Debt and (ii) Consolidated Net Worth.

“Consolidated Total Debt” shall mean, as of any date of determination, all Debt of Parent and its Subsidiaries on such date determined on a consolidated basis.

“Corp.” shall have the meaning provided in the first paragraph of this Agreement.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with either Parent or Corp., are treated as a single employer under Section 414 of the Code.

“Credit Documents” shall mean this Agreement, the Notes and each Financial Guaranty Insurance Policy delivered pursuant to Section 4.02(d).

“DB Assumption Agreement” shall mean an Assumption Agreement in the form of Exhibit I attached hereto executed in accordance with Section 1.17.

“DB Loan Maturity Date” shall mean (a) with respect to each DB Loan constituting a Revolving Loan, the maturity date selected by the respective Designated Borrower in accordance with Section 1.03(a) as being applicable to such DB Loan, which maturity date shall not be more than 180 days after the date of incurrence of such DB Loan (and in no event later than the Final Maturity Date) and (b) with respect to each DB Loan constituting a Competitive Bid Loan, the maturity of such Competitive Bid Loan selected in accordance with Section 1.04(a).

“DB Loans” shall mean any Loans incurred by a Designated Borrower.

“Debt” of any Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person and (x) solely for the purpose of determining the ratio of Consolidated Total Debt to Consolidated Total Capitalization pursuant to Section 7.07, obligations under any repurchase agreements secured by Liens constituting a borrowing of funds for a period exceeding 90 days (other than obligations under such repurchase agreements entered into by Parent or any of its Subsidiaries in the ordinary course of business in connection with the asset management business of MBIA Asset Management and its Subsidiaries); provided, that notwithstanding the foregoing, the following shall not constitute “Debt” of any Person: (I) the obligations referred to in the parenthetical in clause (x) above, (II) investment agreements entered into by Parent or any of its Subsidiaries in the ordinary course of business in connection with the asset management business of MBIA Asset Management and its Subsidiaries, (III) in the case of Corp., the Debt of others guaranteed by Corp. in the ordinary course of its business and (IV) any Conduit Debt and any Insured Debt or any guaranty thereof by Corp. in the ordinary course of business.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Borrower” shall mean each Person designated as a Designated Borrower in accordance with Section 1.17.

“Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect as of the Second Restatement Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“Euro” shall mean the single currency of participating member states of the European Union.

“Euro Equivalent” shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by Barclays as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Euro LIBOR” shall mean, for each Interest Period applicable to any Loan denominated in Euros, the rate per annum that appears on page 3750 (or other appropriate page if such currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for Euro deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Barclays for Euro deposits of amounts in same day funds comparable to the outstanding principal amount of such Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loan” shall mean each Revolving Loan that at the election of any Borrower is bearing interest by reference to LIBOR.

“Event of Default” shall have the meaning specified in Section 8.01.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Existing Competitive Bid Loans” shall mean each “Competitive Bid Loan” under, and as defined in, the Existing Credit Agreement.

“Existing Credit Agreement” shall have the meaning provided in the first WHEREAS clause of this Agreement.

“Existing Lenders” shall mean each of the lenders party to the Existing Credit Agreement on the Second Restatement Effective Date.

“Existing Revolving Loan” shall mean each “Revolving Loan” under, and as defined in, the Existing Credit Agreement.

“Facility Fees” shall have the meaning specified in Section 2.01(a).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

“Final Maturity Date” shall mean the date occurring 364 days after the Second Restatement Effective Date, or such later date to which the Final Maturity Date shall have been extended pursuant to Section 1.15.

“Financial Guaranty Insurance Policy” shall have the meaning specified in Section 4.02(d).

“Fiscal Year” means any fiscal year of the Borrowers.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include: (i) endorsements for collection or deposit in the ordinary course of business; and (ii) in the case of Corp., Debt of others guaranteed by Corp. in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Insured Debt” shall mean any debt of Parent or its Subsidiaries that is guaranteed by Corp., provided that the proceeds of such debt are used to purchase securities, instruments, notes or other obligations issued or owed by any Person that is not an Affiliate of Parent, in the ordinary course of business.

“Interest Period” shall mean (a) with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.10 and (b) with respect to any Competitive Bid Loan, the period beginning on the date of incurrence thereof and ending on the stated maturity date thereof.

“Interest Rate Basis” shall mean LIBOR and/or such other basis for determining an interest rate as the Borrowers and the Administrative Agent may agree upon from time to time.

“Japanese Yen” shall mean freely transferable lawful money of Japan.

“Japanese Yen Equivalent” shall mean, at any time for the determination thereof, the amount of Japanese Yen which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by Barclays as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Japanese Yen LIBOR” shall mean, for each Interest Period applicable to any Loan denominated in Japanese Yen, the rate per annum that appears on page 3750 (or other appropriate page if such currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for Japanese Yen deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 (or such other appropriate page) of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Barclays for Japanese Yen deposits of amounts in same day funds comparable to the outstanding principal amount of such Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

“Judgment Currency” shall have the meaning provided in Section 11.16(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 11.16(a).

“Lender” or “Lenders” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of Revolving Loans or (ii) a Lender having notified the Administrative Agent and/or any Borrower that it does not intend to comply with its obligations under Section 1.01, in the case of either clause (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” shall have the meaning provided in Section 11.15.

“LIBOR” shall mean (i) with respect to any Borrowing of Loans of an Approved Currency, the relevant interest rate, i.e., U.S. LIBOR, Euro LIBOR, Sterling LIBOR, Japanese Yen LIBOR or Swiss Franc LIBOR, and (ii) with respect to any Borrowing of Competitive Bid Loans of an Other Alternate Currency, such rate per annum as may be agreed upon by the respective Borrower and the respective Bidder Lender.

“Lien” shall mean, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, Parent or any Subsidiary shall be deemed to own subject to a Lien any asset which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” shall mean each Revolving Loan and each Competitive Bid Loan.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, or the ability of each Borrower to perform its obligations under the Credit Documents to which it is a party, as applicable, or (b) the legality, validity or enforceability of any Credit Document.

“Material Subsidiary” shall mean any Subsidiary with a Net Worth greater than $5,000,000.

“MBIA Asset Management” shall mean MBIA Asset Management, LLC, a limited liability company organized under the laws of Delaware.

“Minimum Borrowing Amount” shall mean (i) for any Revolving Loans that are Dollar denominated, $2,500,000, (ii) for any Revolving Loans that are Alternate Currency Loans, an amount in the respective Approved Currency having a Dollar Equivalent (determined at the time a Notice of Borrowing is received or a prepayment made) of $2,500,000, (iii) for any Competitive Bid Loans that are Dollar denominated, $1,000,000 and (iv) for any Competitive Bid Loans that are Alternate Currency Loans, an amount in the respective Alternate Currency having a Dollar Equivalent (determined at the time a Notice of Competitive Bid Borrowing is received or a prepayment made) of $1,000,000.

“Multiemployer Plan” shall mean a plan within the meaning of Section 4001(a)(3) of ERISA.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, excluding any treasury stock.

“Non-Continuing Lender” shall have the meaning specified in Section 1.15.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note and each Competitive Bid Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Competitive Bid Borrowing” shall have the meaning provided in Section 1.04(a).

“Notice of Conversion” shall have the meaning provided in Section 1.07.

“Notice Office” shall mean the office of the Administrative Agent at 222 Broadway, New York, New York 10038 or such other office as the Administrative Agent may designate to the Borrowers from time to time.

“Obligation Currency” shall have the meaning provided in Section 11.16(a).

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Alternate Currency” shall mean any freely transferable currency other than any Approved Currency.

“Original Effective Date” shall mean August 28, 1998.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Payment Office” shall mean the office of the Administrative Agent at 222 Broadway, New York, New York 10038 or such other office as the Administrative Agent may designate to the Borrowers from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or business entity or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom.

“Primary Alternate Currency” shall mean each of Japanese Yen, Pounds Sterling, Swiss Francs and Euros.

“Prime Lending Rate” shall mean the rate which Barclays announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Barclays may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Principal Amount” shall mean (i) the stated principal amount of each Loan denominated in Dollars, and/or (ii) the Dollar Equivalent of the stated principal amount of each Alternate Currency Loan, as the context may require.

“Recommitment Deadline” shall have the meaning specified in Section 1.15.

“Redeemable Preferred Stock” of any Person shall mean any preferred stock issued by such Person which is at any time prior to the Final Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent, the Euro Equivalent, the Sterling Equivalent, the Japanese Yen Equivalent or the Swiss Franc Equivalent or the comparable equivalent of any Other Alternate Currency, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 1.14.

“Replacement Lender” shall have the meaning provided in Section 1.14.

“Required Lenders” shall mean at any time Non-Defaulting Lenders having at least a majority of the aggregate Commitments of all Non-Defaulting Lenders; provided that if the Total Commitment has been terminated, then the Required Lenders shall mean Lenders whose outstanding Loans equal or exceed a majority of the aggregate outstanding Loans at such time.

“Revolving Loan” shall have the meaning specified in Section 1.01(a).

“Revolving Note” shall have the meaning provided in Section 1.06(a).

“Second Restatement Effective Date” shall have the meaning provided in Section 4.01.

“Section 3.04 Certificate” shall have the meaning provided in Section 3.04(b)(ii).

“Spread” shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.

“Spread Borrowing” shall mean a Competitive Bid Borrowing with respect to which a Borrower has requested the Bidder Lenders to make Competitive Bid Loans at a Spread over or under a specified Interest Rate Basis.

“Statutory Accounting Principles” shall mean statutory accounting principles prescribed by the National Association of Insurance Commissioners that are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Sterling Equivalent” shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by Barclays as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Sterling LIBOR” shall mean, with respect to each Interest Period for any Loan denominated in Pounds Sterling, (I) the rate per annum that appears on page 3750 (or other appropriate page if such currency does not appear on such page) of the Dow Jones Telerate Screen (or any successive page) with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is the commencement date of such Interest Period or, if such a rate does not appear on page 3750 (or such other appropriate page) of the Dow Jones Telerate Screen (or any successor page) the offered quotations to first-class banks in the London interbank Eurodollar market by Barclays for Pounds Sterling deposits of amounts in same day funds comparable to the outstanding principal amount of such Loans with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is the commencement of such Interest Period plus (II) the Associated Cost Rate for such Loans for such Interest Period.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Parent.

“Swiss Franc Equivalent” shall mean, at any time for the determination thereof, the amount of Swiss Francs which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by Barclays as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Swiss Franc LIBOR” shall mean, for each Interest Period applicable to any Loan denominated in Swiss Francs, the rate per annum that appears on page 3750 (or other appropriate page if such currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for Swiss Franc deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 (or such other appropriate page) of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Barclays for Swiss Franc deposits of amounts in same day funds comparable to the outstanding principal amount of such Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

“Swiss Francs” shall mean freely transferable lawful money of Switzerland.

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Taxes” shall have the meaning provided in Section 3.04(a).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Commitment” shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate Principal Amount of all outstanding Loans at such time.

“Type” shall mean any type of Loan determined with respect to currency and the interest option applicable thereto.

“UCC” shall mean the Uniform Commercial Code.

“US LIBOR” shall mean for each Interest Period applicable to a Loan denominated in Dollars (other than a Base Rate Loan), the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Barclays for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

“Wholly-Owned Subsidiary” of any Person shall mean any other Person to the extent all of the capital stock or other ownership interests in such other Person, other than directors’ qualifying shares, is owned directly or indirectly by such first Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of facsimile transmission, telegraph or cable.

SECTION 10. Agents, etc.

10.01 Appointment. The Lenders hereby designate Barclays as Administrative Agent, KeyBank National Association as Syndication Agent and The Bank of New York as Documentation Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

10.02 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. No Agent or any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein with respect to such Agent.

10.03 Lack of Reliance on the Agents. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrowers and their Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrowers and their Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and no Agent shall incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against an Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

10.06 Indemnification. To the extent an Agent is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent, in proportion to their respective “percentages” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent.

10.07 The Agents in Their Individual Capacities. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Agents in their individual capacities. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower or any Affiliate of any Borrower as if they were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.09 Resignation by an Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below. Upon the effectiveness of such resignation, the resigning Administrative Agent shall return to Parent and/or Corp. a pro-rated portion of any administrative fee that has been paid in advance for the period following the effectiveness of its resignation.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder who shall be a Lender, commercial bank or trust company reasonably acceptable to Parent and Corp.

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Parent and Corp., shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) The Syndication Agent and the Documentation Agent may resign from the performance of all of its functions and duties hereunder and/or under the other Credit Documents in such capacity at any time by giving five Business Days’ prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Days.

10.10 Syndication Agent; Documentation Agent. Nothing in this Agreement shall impose on the Syndication Agent or the Documentation Agent, in each of their respective capacities as such, any duties or obligations.

SECTION 11. Miscellaneous.

11.01 Payment of Expenses, etc. The Borrowers jointly and severally agree to: (i) pay all reasonable out-of-pocket costs and expenses (1) of the Administrative Agent in connection with the negotiation, syndication, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and (2) of the Agents and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each Agent and for each of the Lenders); (ii) pay and hold each of the Agents and Lenders harmless from and against any and all present and future stamp, VAT and other similar taxes with respect to the foregoing matters and/or fees and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as an Agent), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, an investigation, litigation or other proceeding (whether or not an Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among an Agent, any Lender, or any third Person or otherwise) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, and in each case, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

11.02 Lender Enforceability Opinions. Within 45 days following the Second Restatement Effective Date, each Lender (other then Existing Lenders) upon the request by Parent or Corp., agrees to deliver to Parent and Corp. an opinion or opinions (as applicable) of counsel to such Lender (which opinion or opinions may be from internal counsel to such Lender) substantially in the form of Exhibit J or in such other form as is reasonably acceptable to Parent and Corp. relating to the enforceability of such Lender’s obligations under the Credit Documents. Upon a Lender first becoming a party hereunder after the Second Restatement Effective Date pursuant to Section 1.14, 1.16 or 11.04, such Lender agrees to deliver to Parent and Corp. unless such opinion has been waived by Parent and Corp. an opinion or opinions (as applicable) of counsel to such Lender (which opinion or opinions may be from internal counsel to such Lender) substantially in the form of Exhibit J or in such other form as is reasonably acceptable to Parent and Corp. relating to the enforceability of such Lender’s obligations under the Credit Documents. Notwithstanding the foregoing, the failure by a Lender to provide the opinion or opinions referred to in this Section 11.02 shall not affect any of the obligations of the Borrowers hereunder or under the other Credit Documents.

11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or facsimile) and mailed, telecopied, faxed or delivered, if to a Borrower, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender or the Administrative Agent, at its address specified for such Lender or the Administrative Agent on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or sent by overnight courier, and shall be effective when received.

11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to any Person, provided that (x) in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.11 and 3.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and (y) no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment).

(b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its Commitment and its rights and obligations hereunder to another Lender (or an Affiliate of such assigning Lender), and (y) with the consent of the Administrative Agent and, so long as no Default under Section 8.01(a) or 8.01(h) or Event of Default exists, Parent (which consent shall not be unreasonably withheld), any Lender may assign all or a portion of its Commitment and its rights and obligations hereunder to one or more Persons. No assignment pursuant to the immediately preceding sentence by a Lender (or by Lenders which are Affiliates of each other) shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder (or to an Affiliate of an assigning Lender), be in an aggregate amount less than $10,000,000 unless the entire Commitment of the assigning Lender (or group of Lenders which are Affiliates) is so assigned. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, (ii) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (iii) the Borrowers at such time will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.06. To the extent any assignment pursuant to this Section 11.04(b) is to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to Parent and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 3.04 Certificate) described in Section 3.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding obligations pursuant to this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 1.11 or 3.04 from those being charged by the respective assigning bank prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes specified in said Section 1.11 or 3.04 occurring after the date of the respective assignment). Each Lender and the Borrowers agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the Securities and Exchange Commission or to qualify the Loans under the “Blue Sky” laws of any State.

11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Lender would otherwise have.

11.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations of such Borrower hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in conformity with GAAP or Statutory Accounting Principles, as the case may be, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders and with respect to any interim financial statements, subject to changes resulting from audit and normal year-end audit adjustments), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Sections 7.07 and 7.08, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2002 financial statements delivered to the Lenders pursuant to Section 5.04(a) and

(y) if at any time the computations determining compliance with Sections 7.07 and 7.08 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.

(b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (365-366 days for interest on Base Rate Loans when the Base Rate is based on the Prime Lending Rate).

(c) For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan shall be calculated on the date when any such Loan is made, on the second Business Day of each month and at such other times as designated by the Administrative Agent at any time when a Default or an Event of Default exists. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrowers, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrowers by the Administrative Agent. The Administrative Agent shall promptly notify the Borrowers and the Lenders of each such determination of the Dollar Equivalent.

11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, to the extent located outside New York City, or by hand, to the extent located within New York City, at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any Agent or any Lender to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower in any other jurisdiction.

(b) Each Borrower each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Parent, Corp. and the Administrative Agent.

11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.11 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly affected thereby, (i) extend the Final Maturity Date or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees or other amounts payable hereunder, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 11.11 or of Section 4.02(d), (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Lenders, or (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.

11.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.11, 1.12 or 3.04 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

11.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or affiliate of such Lender, provided that the Borrowers shall not be responsible for costs arising under Section 1.11 or 3.04 resulting from any such transfer (other than a transfer pursuant to Section 1.13 or 1.14) to the extent not otherwise applicable to such Lender prior to such transfer.

11.14 Confidentiality. Subject to Section 11.04, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors or counsel or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 11.14) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Parent of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by Parent or any of its Subsidiaries.

11.15 Lender Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Lender Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.04(b). The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15 other than those resulting from the Administrative Agent’s willful misconduct or gross negligence.

11.16 Judgment Currency. (a) The Borrowers’ obligations hereunder and under the other Credit Documents to make payments in the applicable Approved Currency or Other Alternate Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the

Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.17 Euro. (a) If at any time that an Alternate Currency Loan is outstanding, the relevant Alternate Currency is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternate Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Loans will be available in such Alternate Currency, with the basis of accrual of interest, notices requirements and payment offices with respect to such converted Loans to be that consistent with the convention and practices in the London interbank market for Euro denominated Loans.

(b) The applicable Borrowers shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or eurocurrency market.

* * *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MBIA Inc.	MBIA INC.,
113 King Street	as a Borrower
Armonk, NY 10504
Tel: (914) 765-3327
Fax: (914) 765-3410
Attention: Joseph Sevely
	By:	/s/ Joseph Sevely
with a copy to:		Name:	Joseph Sevely
		Title:	Treasurer
113 King Street
Armonk, NY 10504
Tel: (914) 765-3213
Fax: (914) 765-3410
Attention: Karen M. Wagner

MBIA Insurance Corporation	MBIA INSURANCE CORPORATION,
113 King Street	as a Borrower
Armonk, New York 10504
Tel: (914) 765-3327
Fax: (914) 765-3410
Attention: Joseph Sevely
	By:	/s/ Joseph Sevely
with a copy to:		Name:	Joseph Sevely
		Title:	Treasurer
113 King Street
Armonk, NY 10504
Tel: (914) 765-3213
Fax: (914) 765-3410
Attention: Karen M. Wagner

BARCLAYS BANK PLC,
Individually and as Administrative Agent

By:	/s/ Alison A. McGuigan
	Name:	Alison A. McGuigan
	Title:	Associate Director

KEYBANK NATIONAL ASSOCIATION,
Individually and as Syndication Agent

By:	/s/ Mary K. Young
	Name:	Mary K. Young
	Title:	Vice President

THE BANK OF NEW YORK,
Individually and as Documentation Agent

By:	/s/ David Trick
	Name:	David Trick
	Title:	Vice President

JPMORGAN CHASE BANK

By:	/s/ Marybeth Mullen
	Name:	Marybeth Mullen
	Title:	Vice President

FLEET NATIONAL BANK

By:	/s/ George J. Urban
	Name:	George J. Urban
	Title:	Portfolio Manager

NATIONAL AUSTRALIA BANK LIMITED

By:	/s/ Michael G. McHugh
	Name:	Michael G. McHugh
	Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert C. Meyer
	Name:	Robert C. Meyer
	Title:	Vice President

By:	/s/ Beth McGinnis
	Name:	Beth McGinnis
	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Joan D’Amico
	Name:	Joan D’Amico
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ruth Leung
	Name:	Ruth Leung
	Title:	Director

By:	/s/ Clinton Johnson
	Name:	Clinton Johnson
	Title:	Managing Director

BANK ONE, N.A.

By:	/s/ Gretchen Roetzer
	Name:	Gretchen Roetzer
	Title:	Director

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A.,”RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	/s/ Raymond K. Miller
	Name:	Raymond K. Miller
	Title:	Managing Director

By:	/s/ Angela R. Reilly
	Name:	Angela R. Reilly
	Title:	Executive Director

NORDDEUTSCHE LANDESBANK GIROZENTRALE NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH

By:	/s/ Georg L. Peters
	Name:	Georg L. Peters
	Title:	Vice President

By:	/s/ Jan de Jonge
	Name:	Jan de Jonge
	Title:	Vice President

CAJA MADRID

By:	/s/ Paul Barrabés
	Name:	Paul Barrabés
	Title:	Head of Industrialised Markets

By:	/s/ Enrique Tierno Pérez-Relaño
	Name:	Enrique Tierno Pérez-Relaño
	Title:	Head of International Financial Institutions

ANNEX 1

COMMITMENTS

Lender	Commitment

Barclays Bank plc	$34,000,000

KeyBank National Association	$33,300,000

The Bank of New York	$29,300,000

JPMorgan Chase Bank	$21,700,000

Fleet National Bank	$16,700,000

National Australia Bank Limited	$16,700,000

Wells Fargo Bank, National Association	$16,700,000

Bank of America, N.A.	$15,000,000

Deutsche Bank AG New York Branch and/or Cayman Islands Branch	$10,000,000

Bank One, N.A.	$8,300,000

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch	$8,300,000

Norddeutsche Landesbank Girozentrale New York Branch and/or Cayman Islands Branch	$8,300,000

Caja Madrid	$6,700,000

Total	$225,000,000

ANNEX II

LENDER ADDRESSES

Barclays Bank plc	200 Park Avenue New York, NY 10166 Attn: Alison Mcguigan Tel: (212) 412-7672 Fax: (212) 412-5610 e-mail: alison.mcguigan@barcap.com

KeyBank National Association	127 Public Square, 6th Floor Cleveland, OH 44114 Attn: Mary K. Young Tel: (216) 689-4443 Fax: (216) 689-4981 e-mail: mary_k_young@keybank.com

The Bank of New York	One Wall Street New York, NY 10286 Attn: David Trick Tel: (212) 635-1064 Fax: (212) 809-9520 e-mail: dtrick@bankofny.com

JPMorgan Chase	270 Park Avenue New York, NY 10017 Attn: Marybeth Mullen Tel: (212) 270-5049 Fax: (212) 270-0670 e-mail: marybeth.mullen@chase.com

Fleet National Bank	777 Main Street Hartford, CT 06115 Attn: George Urban Tel: (860) 952-7565 Fax: (860) 986-1264 e-mail: george_j_urban@fleet.com

National Australia Bank Limited, New York Branch ACN 004044937	200 Park Avenue, Floor 34 New York, NY 10166 Attn: Mike McHugh Tel: (212) 916-9559 Fax: (212) 983-1969 e-mail: mmchugh@nabny.com

Annex II

Wells Fargo Bank, National Association	230 W. Monroe Street, Suite 2900 Chicago, IL 60606 Attn: Robert Meyer Tel: (312) 345-8623 Fax: (312) 845-6606 e-mail: meyerrc@wellsfargo.com

Bank of America, N.A.

901 Main Street, 66th Floor

Dallas, TX 75201

Attn:     Joan D’Amico

Tel:        (214) 209-3307

Fax:        (214) 209-3742

e-mail: joan.damico@bankofamerica.com

with a copy to:

901 Main Street, 66th Floor

Dallas, TX 75201

Attn:     Jim Miller

Tel:        (214) 209-0559

Fax:        (214) 209-3742

e-mail: jim.v.miller@bankofamerica.com

Deutsche Bank AG New York Branch	31 West 52nd Street, 23rd Floor New York, NY 10019 Attn: Ruth Leung Tel: (212) 469-8650 Fax: (212) 469-8366 e-mail: ruth.leung@db.com

Bank One, N.A.

153 West 51st Street

New York, NY 10019

Attn:     Mark Goldstein

Tel:        (212) 373-1169

Fax:        (212) 373-1439

e-mail: mark_goldstein@bankone.com

with a copy to:

1 Bank One Plaza, Suite IL1-0085

Chicago, IL 60670

Attn:     Gretchen K. Roetzer

Tel:        (312) 732-8068

Fax:        (312) 732-4033

e-mail: gretchen_k_roetzer@bankone.com

Annex II

Rabobank International	245 Park Avenue New York, NY 10167 Attn: Angela Reilly Tel: (212) 916-7919 Fax: (212) 808-2579 e-mail: a.r.reilly@nyc.rabobank.com

Norddeutsche Landesbank Girozentrale New York Branch and/or Cayman Islands Branch	1114 Avenue of the Americas New York, NY 10036 Attn: Georg Peters Tel: (212) 812-6993 Fax: (212) 812-6860 e-mail: georg.peters@nordlb.com

Caja Madrid	Torre Caja Madrid P.o de la Castellana, 189 28046 Madrid, Spain Attn: Beatrice Alvarez Orejas Tel: 34-91-423-95-66 Fax: 34-91-423-95-93 e-mail: balvareo@cajamadrid.es

ANNEX III

SUBSIDIARIES OF MBIA INC.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
MBIA Insurance Corporation	New York
Municipal Issuers Service Corporation	New York
MBIA Insurance Corp. of Illinois	Illinois
MBIA Asset Management, LLC	Delaware
MBIA Municipal Investors Service Corporation	Delaware
Colorado Investor Services Corporation	Colorado
MBIA Investment Management Corp.	Delaware
MBIA Capital Management Corp.	Delaware
1838 Investment Advisors, LLC	Delaware
1838 Delaware Holding, LLC	Delaware
MBIA Capital Corp.	Delaware
Muni Resources, LLC	Delaware
MBIA International Marketing Services, Pty. Limited	Australia
MBIA Assurance S.A.	France
MBIA Singapore Pte Ltd.	Singapore
MBIA Japan Limited	Japan
MBIA UK Limited	England and Wales
MBIA Global Funding, LLC	Delaware
MBIA Asset Finance, LLC	Delaware
Assurance Funding Limited	Jersey
MBIA Services Company	Delaware
MBIA MuniServices Company	Delaware
Municipal Tax Collection Bureau, Inc.	Pennsylvania
John T. Austin, Inc.	California
Allen W. Charkow, Inc.	California
Municipal Resource Consultants	California
Capital Asset Holdings, Ltd.	Florida
CapMAC Holdings Inc.	Delaware
Capital Markets Assurance Corporation	New York
CapMAC Investment Management, Inc.	Delaware
CapMAC Financial Services, Inc.	Delaware
CapMAC Financial Services (Europe) Ltd.	England and Wales
CapMAC Asia Ltd.	Bermuda

ANNEX IV

CALCULATION OF ASSOCIATED COST RATE FOR

REVOLVING LOANS AND COMPETITIVE BID LOANS

The Associated Cost Rate for any Revolving Loan or Competitive Bid Loan denominated in Pounds Sterling or Euros will be the rate determined by the Administrative Agent (rounded upward, if necessary, to four decimal places) in accordance with the following formula (expressed as a percentage per annum):

CL + S(L - Z) + 0.01F
100 - (C+S)

Where on the day of application of the formula:

C	The amount required to be held as a non-interest bearing cash ratio deposit with the Bank of England expressed as a percentage of the Administrative Agent’s Eligible Liabilities (above any stated minimum).

F	The amount of Pounds Sterling per £1,000,000 or Euros per €1,000,000, as the case may be, of the fee base of the Administrative Agent payable to the Financial Services Authority per annum (disregarding any minimum fee payable under the Fees Regulations).

L	The rate of interest per annum at which Euros or Pounds Sterling deposits, as the case may be, of an amount comparable to the applicable Loan or other amount are offered by the Administrative Agent to leading banks in the London interbank market at or about 11:00 A.M. (London time) on the date of calculation for a period comparable to the period for which the Associated Cost Rate is to be calculated; or

Euro LIBOR or Sterling LIBOR, as the case may be, for the relevant day is the rate of interest (without taking into account the Applicable Margin or the Associated Cost Rate) payable on that day on the related Revolving Loan or Competitive Bid Loan, as the case may be, denominated in Euros or Pounds Sterling pursuant to Section 1.09 of this Agreement.

S	The amount required to be placed as Special Deposits with the Bank of England, expressed as a percentage of the Administrative Agent’s Eligible Liabilities (above any stated minimum).

Z	The lower of L and the rate of interest per annum paid by the Bank of England on Special Deposits at or about 11:00 A.M. (London time) on the date of calculation.

For the purposes of calculating the Associated Cost Rate:

(i)	C, L, S and Z are included in the formula as numbers and not as percentages, e.g. if C = 0.15 percent and L = 7 percent, CL is calculated at 0.15 x 7;

Annex IV

(ii)	the formula is applied on the first day of each period for which it falls to be calculated (and the result shall apply for the duration of such period);

(iii)	each amount is rounded up to the nearest four decimal places; and

(iv)	if the formula produces a negative percentage, the percentage shall be taken as zero.

If alternative or additional financial requirements are imposed by the Bank of England, the Financial Services Authority or any other fiscal, monetary or governmental authority or agency (including the European Central Bank) which in the Administrative Agent’s reasonable opinion make the above formula (or any element thereof, or any defined term used therein) no longer appropriate, the Administrative Agent (following consultation with each applicable Borrower and the Required Lenders) shall be entitled by notice to the Borrower to stipulate such other formula as shall be suitable to apply in substitution for the above formulae. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

“Bank of England Act” means the Bank of England Act 1998;

“Eligible Liabilities” has the meaning given to that term in the Cash Ratio Deposits (Eligible Liabilities) Order 1998 or the applicable substitute order made under the Bank of England Act as in force on the date of application of the formula;

“Fee Base” has the meaning given to that term in the Fees Regulations;

“Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or the applicable substitute regulations made under the Bank of England Act as are in force on the date of application of the formula; and

“Special Deposits” has the meaning given to that term by the Bank of England on the date of application of the formula.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.